Exhibit 99.1

Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WD ANNOUNCES THIRD QUARTER REVENUE OF
$920 MILLION AND NET INCOME OF $.32 PER SHARE

Operational Efficiencies, Broader Market Coverage, Better Pricing, and Demand for High
Capacity HDs Spur Strong Year-Over-Year Performance

LAKE FOREST, Calif. — April 21, 2005 — Western Digital Corp. (NYSE: WDC) today reported revenue of $920 million on shipments of approximately 15.3 million units, and net income of $70.8 million, or $.32 per share, for its third fiscal quarter ended April 1, 2005. Gross margin for the quarter was 18.2 percent.

     These results represented strong year-over-year performance, including 23 percent growth in revenue versus $749 million in the year ago period and 48 percent growth in net income over the $47.9 million reported last year. A year ago, the company reported earnings of $.22 per share in the fiscal third quarter, shipped 11.8 million units, and posted gross margin of 16.4 percent.

     From a balance sheet perspective, the company’s cash and short-term investments at the end of the quarter grew to $574 million, an increase of $82 million from the December quarter. The company generated $112 million in cash from operations in the March quarter.

WD Announces Third Quarter Revenue of
$920 Million and Net Income of $.32 Per Share

     “The supply/demand environment in the hard drive industry was well balanced throughout the quarter, which translated into an improved pricing environment,” said Matt Massengill, chairman and chief executive officer of WD. “Combined with strong demand for high capacity hard drives, improved traction in non-desktop PC markets and our ongoing cost and quality leadership, we produced stellar results in the fiscal third quarter.”

     WD indicated that 23 percent of its Q3 revenue was derived from non-desktop PC sources including consumer electronics, enterprise applications, notebook PCs and retail sales. Seventy-seven percent of the company’s Q3 revenue came from hard drives configured into desktop PCs. This compares with a mix in the year-ago quarter of 14 percent non-desktop PC revenue, 86 percent desktop PC revenue. In the last year, WD has funded, developed and launched several new products aimed at the consumer electronics segments for personal and digital video recorders (PVR/DVR) and handheld devices and at the markets for notebook PCs, enterprise and retail hard drives.

     The investment community conference call to discuss these results and the company’s outlook will be broadcast live over the Internet today at 2 p.m. PDT/5 p.m. EDT and archived at the following link: http://www.westerndigital.com/invest — click on Conference Calls. A telephone replay will also be available at (toll-free) 866.346.1329 or (international) 203.369.0001.

WD Announces Third Quarter Revenue of
$920 Million and Net Income of $.32 Per Share

About WD

     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

     WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital is a registered trademark and WD and the Western Digital logo are trademarks of Western Digital Technologies, Inc. All other trademarks herein are property of their respective owner.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	Apr. 1,	Dec. 31,	Mar. 26,	Apr. 1,	Mar. 26,
	2005	2004	2004	2005	2004
Revenue, net	$919.9	$954.9	$748.9	$2,698.4	$2,297.9
Cost of revenue	752.9	804.7	626.3	2,268.1	1,937.2

Gross margin	167.0	150.2	122.6	430.3	360.7

Operating expenses:
Research and development	60.7	59.7	46.5	174.4	154.2
Selling, general and administrative	35.6	33.9	27.2	97.4	81.4

Total operating expenses	96.3	93.6	73.7	271.8	235.6

Operating income	70.7	56.6	48.9	158.5	125.1
Net interest and other income	1.9	0.8	0.1	2.7	0.3

Income before income taxes	72.6	57.4	49.0	161.2	125.4
Income tax expense	1.8	1.4	1.1	4.0	3.7

Net income	$70.8	$56.0	$47.9	$157.2	$121.7

Net income per common share:
Basic	$.34	$.27	$.23	$.76	$.59

Diluted	$.32	$.26	$.22	$.73	$.56

Common shares used in computing per share amounts:
Basic	208.8	205.1	206.7	206.4	205.4

Diluted	218.7	213.6	217.5	215.0	217.1

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions; unaudited)

	Apr. 1,	Jul. 2,
	2005	2004*
ASSETS
Current assets:
Cash and cash equivalents	$461.1	$345.5
Short-term investments	113.2	32.3
Accounts receivable, net	398.6	313.1
Inventories	135.5	148.6
Other	18.3	17.8

Total current assets	1,126.7	857.3
Property and equipment, net	347.2	274.7
Other assets, net	16.2	27.2

Total assets	$1,490.1	$1,159.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$551.0	$434.9
Accrued expenses	118.5	90.4
Accrued warranty — current portion	69.6	46.4
Current portion of long-term debt	19.9	15.2

Total current liabilities	759.0	586.9
Long-term debt	37.7	52.7
Other liabilities	30.6	32.0
Shareholders’ equity:
Common stock	2.1	2.1
Additional paid-in capital	686.4	668.4
Accumulated deficit	(25.7)	(182.9)

Total shareholders’ equity	662.8	487.6

Total liabilities and shareholders’ equity	$1,490.1	$1,159.2

* Certain reclassifications have been made to previously reported 2004 cash and cash equivalents to conform to the current period presentation.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Nine Months Ended
	Apr. 1,	Mar. 26,
	2005*	2004
Cash flows from operating activities:
Net income	$157.2	$121.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97.2	74.0
In-process research and development expense	—	25.6
Changes in operating assets and liabilities	93.2	(104.3)

Net cash provided by operating activities	347.6	117.0

Cash flows from investing activities:
Capital expenditures, net	(153.0)	(90.5)
Short-term investments	(80.9)	—
Asset acquisition, net of cash acquired	—	(94.8)

Net cash used for investing activities	(233.9)	(185.3)

Cash flows from financing activities:
Proceeds from shares issued under employee plans	39.8	21.2
Repurchase of common stock	(23.3)	—
Repayment of long-term debt	(14.6)	—
Net proceeds from long-term debt	—	13.8

Net cash provided by financing activities	1.9	35.0

Net increase (decrease) in cash and cash equivalents	115.6	(33.3)
Cash and cash equivalents, beginning of period	345.5	393.2

Cash and cash equivalents, end of period	$461.1	$359.9

* Certain reclassifications have been made to previously reported 2004 cash and cash equivalents to conform to the current period presentation.